Exhibit 99.1

Press Release

For Immediate Release	Inquiries:	Jeanne A. Leonard
October 2, 2008		Liberty Property Trust
610/648-1704
LIBERTY PROPERTY TRUST PRICES OFFERING OF 4,750,000
COMMON SHARES
Malvern, PA — Liberty Property Trust (NYSE:LRY) announced today the pricing of its 4,750,000 newly issued common shares at $33.00 per share. The Company has granted the underwriters an option to purchase up to an additional 712,500 shares during the next 30 days. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $149.7 million or approximately $172.2 million if the underwriters’ option is exercised in full. The offering is expected to close on October 8, 2008.
The joint book-running managers for this offering are Banc of America Securities LLC, Citi and J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated is acting as co-lead manager. Robert W. Baird & Co. Incorporated, Janney Montgomery Scott LLC, Stifel, Nicolaus & Company, Incorporated, and Wachovia Capital Markets, LLC are acting as co-managers.
Proceeds from the offering will be used to repay a portion of the indebtedness outstanding under the Company’s credit facility and for general corporate purposes.
This offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York 10001, or by e-mail: dg.prospectus_distribution@bofasecurities.com; from Citi, Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling 1-(800) 831-9146; and from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, or by calling 718-242-8002.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
Liberty Property Trust (NYSE:LRY) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 75 million square foot portfolio includes more than 700 properties which provide office, distribution and light manufacturing facilities to 2,100 tenants.
The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
##